Exhibit 99.2

Owens Corning to Acquire High-Performance Cellular Glass Manufacturer

Pittsburgh Corning

Transaction Provides Greater Access to Attractive Markets and

Increases Global Scope of Owens Corning Insulation

TOLEDO, Ohio – May 15, 2017 – Owens Corning (NYSE: OC) today announced that it has signed an agreement to acquire Pittsburgh Corning, the world’s leading producer of cellular glass insulation systems for commercial and industrial markets. Upon closing, the company will pay approximately $560 million in cash, on a cash free and debt free basis. The transaction, which is subject to regulatory approvals, is anticipated to close in the third quarter of 2017.

Pittsburgh Corning produces FOAMGLAS® cellular glass, a sustainable, high performance insulation offering water and fire resistance, high compressive strength and long-lasting thermal protection. This unique combination of properties makes FOAMGLAS® the insulation of choice for low-temperature industrial applications and in premier commercial buildings around the world. Pittsburgh Corning also offers an extensive line of accessory products.

“The acquisition of Pittsburgh Corning will further expand Owens Corning’s commercial and industrial product offering and grow our presence in Europe and Asia,” said Julian Francis, president of Owens Corning’s Insulation Business. “The addition of Pittsburgh Corning will build on our core glass technologies and accelerates our progress in making Owens Corning the leading provider of insulation solutions with fiberglass, foam, mineral fiber, and cellular glass.”

Pittsburgh Corning employs over 1,100 people in 17 countries. It operates facilities in the United States, Belgium, Czech Republic and China. Pittsburgh Corning delivered 2016 sales of over $240 million.

“The combination of Pittsburgh Corning and Owens Corning will provide a tremendous opportunity to better serve our customers, grow our business and enhance career opportunities for our employees,” said Jim Kane, chairman, president and CEO of Pittsburgh Corning. “The Pittsburgh Corning team is proud of the 80-year heritage of our company and is looking forward to a bright future as part of Owens Corning.”

About Owens Corning

Owens Corning (NYSE: OC) develops, manufactures, and markets insulation, roofing, and fiberglass composites. Global in scope and human in scale, the company’s market-leading businesses use their deep expertise in materials, manufacturing, and building science to develop products and systems that save energy and improve comfort in commercial and residential buildings. Through its glass reinforcements business, the company makes thousands of products lighter, stronger, and more durable. Ultimately, Owens Corning people and products make the world a better place. Based in Toledo, Ohio, Owens Corning posted 2016 sales of $5.7 billion and employs about 16,000 people in 26 countries. It has been a Fortune 500® company for 62 consecutive years. For more information, please visit www.owenscorning.com.

About Pittsburgh Corning

Pittsburgh Corning produces sustainable, high-performance cellular glass insulation products for commercial and residential buildings and energy and industrial applications. FOAMGLAS® Insulation offers a unique combination of properties, making it one of the highest performing insulation materials available. Billions of board feet have been installed throughout the world in thousands of buildings and industrial plants. Pittsburgh Corning also offers a wide range of complementary accessory products including sealants, adhesives, and jacketing. Pittsburgh Corning’s products keep people safe and provide lasting protection for homes, offices, public facilities and processing operations. For more information, please visit www.pghcorning.com and www.foamglas.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from those results projected in the statements. These risks, uncertainties and other factors include, without limitation, issues related to acquisitions and the achievement of expected synergies and cost reductions and/or productivity improvements and factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of May 15, 2017, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws.

Media Inquiries:	Investor Inquiries:
Chuck Hartlage	Thierry Denis
+1 (419) 248.5395	+1 (419) 248.5748
chuck.hartlage@owenscorning.com	thierry.j.denis@owenscorning.com

###